UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

10368 West Centennial Road Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(303) 973-9311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On December 1, 2015, the Board of Directors (the “Board”) of CPI Card Group Inc. (the “Company”) increased the size of the Board from five (5) members to six (6) members and appointed Diane Fulton, age 62, to the Board. Ms. Fulton will serve as a member of the Audit Committee. Since October 2008, Ms. Fulton has served as the Vice President and Chief Investment Officer of the Vancouver Foundation, Canada’s largest community foundation.  Prior to that, Ms. Fulton spent nine years at The University of British Columbia, most recently as the Executive Director, Investments, and 12 years ScotiaMcLeod Inc., a division of Scotia Capital Inc., most recently as Director and Vice President of Corporate Finance. Ms. Fulton currently serves on the boards of directors of Ten Peaks Coffee Company (TSX: TPK) and the University of British Columbia Investment Management Trust and served on the board of directors of Pacific Northern Gas Limited (TSX: PNG) from 2005 until its acquisition by Altagas Ltd. in 2011.  Ms. Fulton also serves as an advisor to the investment committees of the Insurance Corporation of British Columbia and Pacific Blue Cross.  Ms. Fulton holds a Masters of Business Administration from York University and a Bachelor’s Degree in Mathematics from the University of Toronto.

There is no arrangement or understanding with any person pursuant to which Ms. Fulton was selected as a director. Ms. Fulton’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors. The Company confirms there is no transaction between Ms. Fulton and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01                                                     Financial Statements and Exhibits.

(d)                                          Exhibits:

Exhibit No.	Description
99.1	Press Release dated December 2, 2015 regarding the appointment of Diane Fulton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: December 2, 2015	By:	/s/ David Brush
	Name:	David Brush
	Title:	Chief Financial Officer

CPI

Exhibit No.	Description
99.1	Press Release dated December 2, 2015 regarding the appointment of Diane Fulton.